Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated March 27, 2009, with respect to the consolidated financial statements of Real Mex Restaurants, Inc. contained in the Registration Statement and Prospectus on Form S-4. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.
  /s/ GRANT THORNTON LLP
Irvine, California
August 28, 2009